Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the foregoing Amendment No. 3 to Registration A Offering Statement (File No. 024-12515) of Remark Holdings, Inc. of our report dated April 15, 2024 relating to their consolidated financial statements as of December 31, 2023 and 2022 and for the years then ended, respectively, (which report include an explanatory paragraph relating to substantial doubt about Remark Holdings, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Weinberg & Company

Los Angeles, California

November 5, 2024